Exhibit 10.1

American Railcar Industries, Inc.
Management Incentive Plan for Fiscal Year 2016
(Under the American Railcar Industries, Inc. 2005 Equity Incentive Plan)

I.PURPOSE

The American Railcar Industries, Inc. Management Incentive Plan (the “Plan”) has been established under the American Railcar Industries, Inc. 2005 Equity Incentive Plan (amended and restated June 9, 2015) (“2005 EIP”) for Fiscal Year 2016 for those Participants defined under Section III below. Financial Awards under the Plan shall be grants of Performance-Based Cash Awards (within the meaning of Section 8 of the 2005 EIP) pursuant to the terms and conditions of the 2005 EIP. If the terms of the Plan conflict with the terms of the 2005 EIP in a manner that would make compliance with the terms of both the Plan and the 2005 EIP impossible, the terms of the 2005 EIP shall control. For the 2016 Fiscal Year, no Financial Award is intended to constitute performance-based compensation for purposes of Code Section 162(m).

The purpose of this Plan is to provide additional compensation to Participants for their contribution to the achievement of the objectives of the Company, encouraging and stimulating superior performance by such individuals, and assisting in attracting and retaining qualified key employees.

II.    DEFINITIONS

A.    Base Salary equals the base annual salary for each Participant, effective as of January 1, 2016. If a Participant’s Base Salary changes during the year, the Base Salary used to calculate the Bonus under this Plan will be prorated for the portion of the year each Base Salary was in effect based on a 12-month year. For the avoidance of doubt, Base Salary shall be determined before reductions for contributions (if any) under Code Section 401(k), and shall not include, without limitation and to the extent applicable, (i) any Financial Award under the Plan; (ii) variable compensation such as incentive awards, commissions or spot bonuses, if any; (iii) imputed income from such programs as life insurance, auto allowance, or non-recurring earnings such as moving or relocation expenses, allowances or perquisites, or reimbursed business expenses; (iv) long-term incentive compensation (including stock or stock-equivalent awards, if any); (v) overtime, unless required to be included in Base Salary for purposes of the Plan in accordance with applicable law; or (vi) sign-on or relocation bonuses.

B.    Chief Executive Officer means the Chief Executive Officer of American Railcar Industries, Inc.

C.    Chief Financial Officer means the Chief Financial Officer of American Railcar Industries, Inc.

D.    Code means the Internal Revenue Code of 1986, as amended.

E.    Company means American Railcar Industries, Inc. and its subsidiaries and its successors and assigns.

F.    Compensation Committee means the Compensation Committee of the Board of Directors of the Company.

G.    Financial Awards mean the awards that Participants may earn pursuant to the Plan.

H.    Fiscal Year means the Company’s Fiscal Year beginning January 1, 2016 and ending December 31, 2016.

I.    Plan means the American Railcar Industries, Inc. Management Incentive Plan, as from time to time amended.

III.    EMPLOYEES COVERED BY THIS PLAN

Participating employees of the Company selected to participate in the Plan shall be subject to the review and approval by the Compensation Committee (each a “Participant”). If a Participant vacates a listed position, the employee selected as the replacement would be eligible to participate in the Plan pro-rata for the months in the position, subject to approval by the Chief Executive Officer (except that, in the case of Participants who are executive officers, subject to the approval by the Compensation Committee in its sole discretion). Notwithstanding the foregoing, no Participant shall be eligible to participate in the Plan unless he or she has returned to the Company an executed Confidentiality Non-Compete and Non-Solicitation Agreement in the form attached hereto or such other form as approved by the Company’s legal counsel from time to time (the “Agreement”) and acknowledged their understanding and acceptance of the Company’s policies consistent with the Company practices and procedures.

In order to be eligible to receive a payout under the Plan, on the actual bonus payout date, a Participant must be actively employed, in good standing, and not on a performance improvement plan or in corrective action status as a result of poor performance during the Fiscal Year.

IV.    FINANCIAL AWARD AND PAYOUT RANGES

A Participant in the Plan shall be entitled to a Financial Award computed as the product of:

Participant’s Base Salary	X	Target Bonus Percentage	X	Financial Performance Factor (on a 0% - 150% scale)	X	Individual Performance Rating (on a 0% - 150% scale)	=	Participant’s Financial Award (“Bonus”)

A.    “Participant’s Base Salary” shall be the Base Salary (as defined in Section II) of a Participant.

B.    “Target Bonus Percentage” that is selected for each Participant shall be subject to the review and approval by the Compensation Committee.

C.    “Individual Performance Rating” shall be based on an individual performance evaluation as determined in accordance with Section VI below.

D.    “Financial Performance Factor” shall be determined in the manner set forth by the Compensation Committee based on the attainment of the “Adjusted EBITDA” target for the Fiscal Year. If the Company’s Adjusted EBITDA for the Fiscal Year is less than a threshold as set by the Compensation Committee, no Financial Awards shall be made under the Plan. If the Company’s Adjusted EBITDA for the Fiscal Year is equal to the target, the Financial Performance Factor shall be 100%. If the Company’s Adjusted EBITDA for the Fiscal Year is equal to or in excess of a maximum as set by the Compensation Committee, the Financial Performance Factor shall be 150%. The Financial Performance Factor for attainment of Adjusted EBITDA between each of the threshold and target and the target and maximum levels will be based on a linear interpolation as determined by the Compensation Committee.

It is intended that increases and decreases in Financial Awards that result from the application of Individual Performance Rating shall not result in an increase in the aggregate Plan payout that would otherwise apply based on the Financial Performance Factor and Individual Performance Rating at the 100% level (such aggregate Plan payout being referred to as the “Maximum Bonus Pool”), and in the event that the Financial Awards otherwise calculated in accordance with this Section IV would exceed the Maximum Bonus Pool, each of the Financial Awards calculated on that basis shall be reduced pro rata in order that the aggregate Financial Awards shall not exceed the Maximum Bonus Pool.

V.    FINANCIAL PERFORMANCE TARGET

The “Adjusted EBITDA” financial performance target and payout ranges used under this Plan in the Fiscal Year have been approved by the Compensation Committee based on the Company’s annual business plan. For purposes of the Plan, “Adjusted EBITDA” shall mean operating income including joint venture earnings (or loss) and other income (or loss), adjusted to exclude stock-based compensation expense (or income), and before interest, taxes, depreciation, and amortization.

At any time prior to the final determination of awards, the Compensation Committee may, in its sole discretion, increase, decrease, or otherwise adjust performance measures, targets, and payout ranges used hereunder, as a result of extraordinary or non-recurring events, changes in applicable accounting rules or principles, changes in the Company’s methods of accounting, changes in applicable law, changes due to consolidations, acquisitions, or reorganizations affecting the Company and its subsidiaries and affiliates, or other similar changes in the Company’s business.

VI.    INDIVIDUAL PERFORMANCE RATING

A Participant’s personal goals shall be developed by the Participant’s supervisor for the Fiscal Year. The personal goals of the Chief Executive Officer and the other executive officers will be subject to the review and approval by the Compensation Committee. Attainment of such goals and other performance criteria, both quantifiable and non-quantifiable, may be used to arrive at an overall individual performance rating from 0% to 150%. Such criteria shall be applied consistently to Participants with similar duties pursuant to an evaluation process to be reviewed and approved by the Company’s Human Resources Department. Criteria that may be weighed in arriving at an individual performance rating will be based on such personal goals and may include, without limitation:

•	Achievement of performance targets established in Company’s annual budget

•	Development of staff

•	Successful development of new accounts/products

•	Improvement in product programs

•	Attainment of self-development objectives

•	Control or reduction of operating expenses by business unit

•	Safety record of facility or facilities

•	Quality program achievement

•	Business process improvements

The supervisor will assign a personal performance rating, from 0% to 150%, reflecting the Participant’s performance during the Fiscal Year. The Chief Executive Officer reserves the right, in his sole discretion, to accept the personal performance percentage recommendation for each Participant or to modify any personal performance percentage for any Participant to achieve such dispersion of performance ratings as the Chief Executive Officer deems appropriate; provided, however, that the personal performance percentage recommendation of the Chief Executive Officer and other executive officers shall be subject to the review and approval by the Compensation Committee in its sole discretion.

VII.    COMPUTATION AND DISBURSEMENT OF FUNDS

As soon as practicable after the close of the Fiscal Year and approval of the Company’s annual financial statements, the Chief Financial Officer shall calculate the applicable financial and operating performance measures under the Plan with respect to the Fiscal Year. The Chief Financial Officer shall then calculate the proposed payout under the Plan based upon the proposed achievement of the financial and operating performance measures and the achievement of the Participants’ Individual Performance Ratings with respect to the Fiscal Year. The proposed payout shall be verified by the Chief Executive Officer and presented to the Compensation Committee for review, certification and final approval. Once approved, payment of the Financial Awards shall be made within 30 days after completion of the annual audit, but not later than September 30th of the calendar year following the Fiscal Year. Any determination by the Compensation Committee made under this paragraph shall be final and binding on all parties.

Each Participant shall be liable for any and all federal, state, provincial, local or foreign taxes, pension plan contributions, employment insurance premiums, social insurance contributions, amounts payable to a governmental and/or regulatory body in the Participant’s country and other levies of any kind required by applicable laws to be deducted or withheld with respect to the awards granted pursuant to the Plan (collectively, the “Withholding Taxes”). The Company and its subsidiaries shall have the right to deduct and withhold all required Withholding Taxes from any payment or other consideration deliverable to the Participant.

VIII.    PRORATION OF FINANCIAL AWARDS

Any Participant who is not employed with the Company in a Bonus-eligible position on or prior to October 1, 2016 shall not be eligible to receive a Financial Award for the Fiscal Year, except as otherwise provided by the Compensation Committee. Any Participant who is eligible for a Financial Award but who did not serve in a Bonus-eligible position during the entire Fiscal Year will be eligible to receive a pro-rated Bonus payment based on the amount of time such eligible Participant was actively and continuously employed in an eligible position during the Fiscal Year.

•
New Hires and Rehires – The Financial Award will be prorated based upon the number of full months the Participant was employed during the Fiscal Year provided that he or she becomes employed prior to October 1st. For example, a Participant initially hired on July 1st would be eligible for 50% of the annual Financial Award, whereas a Participant newly hired on or after October 1st would not be eligible to receive any portion of the Financial Award. In the case of rehires, there is no credit for prior service, and the rehire date must also occur prior to October 1st in order for the Participant to be Bonus-eligible under the Plan for the Fiscal Year.

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Leaves of Absence - Time taken during a leave of absence (including disability leave) is not credited toward eligibility for a Financial Award; therefore, awards will be prorated for the length of time on leave of absence. Furthermore, payments of Financial Awards are not considered earned and payable unless and until the Participant returns to work, with the exception of military leave. If the leave of absence lasts nine months or more during the Fiscal Year, the Participant will not have met the three-month eligibility required to earn a Bonus for the Fiscal Year.

•
Promotions and Demotions – If the action results in a movement from one Bonus-eligible position to another Bonus-eligible position (with either a higher or lower Bonus target), a prorated Financial Award will be calculated. The Financial Award will be calculated separately by factoring the time in each Bonus-eligible position by the corresponding Bonus target and Base Salary during the Participant’s tenure in each position. However, if a Participant is both promoted and later demoted during the Fiscal Year, the Participant’s entire Bonus eligibility and Bonus target percent will be determined by the lower grade.

•	Status Change

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Change in employment status – The Financial Award is not payable unless the Participant has occupied a Bonus-eligible position for at least three months during the Fiscal Year on a full-time basis (i.e., 40-hour or more per week), unless specifically approved by the company’s CEO, and meets all eligibility criteria during the last full quarter of the Fiscal Year, i.e., from October 1st through December 31st. The Financial Award will be based upon the Base Salary and the annual Bonus target while in the Bonus-eligible position.

◦
Bonus-eligible position to a non-Bonus eligible position – The Financial Award will be prorated based upon the time in a Bonus-eligible position as long as the Participant was in the position for a minimum of three months during the Fiscal Year. A Participant must occupy a Bonus-eligible position prior to October 1st in order to be eligible to receive a Bonus payment for the Fiscal Year. The Financial Award will be based upon the Base Salary and the annual Bonus target while in the Bonus-eligible position.

◦
Non-Bonus-eligible position to a Bonus-eligible position – The Financial Award will be prorated based on the time worked, the corresponding Bonus target, and the Base Salary in effect while in the Bonus-eligible position as long as the Participant was in the eligible position for a minimum of three months during the Fiscal Year. A Participant must move into the Bonus-eligible position prior to October 1st in order to be eligible to receive a Bonus payment for the Fiscal Year.

IX.    FORFEITURE/RECOUPMENT OF FINANCIAL AWARDS

Financial Awards are not considered earned until they are approved by the Compensation Committee and are actually paid by the Company. Consequently, a Participant whose employment with the Company is voluntarily or involuntarily terminated prior to the actual Financial Award payment date will be ineligible for payment of the Financial Award, except as otherwise provided by the Compensation Committee in its sole and absolute discretion, in which case any such Financial Award to the terminated employee shall be paid at the time Financial Awards are paid to active employees pursuant to Section VII above.

If the Compensation Committee, in its sole and absolute discretion, determines that (i) there has been misconduct or a gross dereliction of duty resulting in either a violation of law or Company policy or procedures, that, in either case, causes significant financial or reputational harm to the Company (or any of its affiliates), and that a Participant committed the misconduct or gross dereliction of duty, or failed in his or her responsibility to manage or monitor the applicable conduct or risk; (ii) a conduct of a Participant involves an immoral act which is reasonably likely to impair the reputation of the Company (or any of its affiliates); (iii) a Participant committed, or was indicted for, a felony or any crime involving fraud or embezzlement or dishonesty or was convicted of, or entered a plea of nolo contendere to a misdemeanor (other than a traffic violation) punishable by imprisonment under federal, state or local law; (iv) a Participant violated any securities or employment laws or regulations; (v) a Participant materially breached the Agreement; or (vi) a Participant embezzled and/or misappropriated any property of the Company (or any of its affiliates) or committed any act involving fraud with respect to the Company (or any of its affiliates), then, to the extent not prohibited by applicable law, the Compensation Committee, in its sole and absolute discretion, may seek reimbursement from such Participant (and such Participant shall be obligated to repay) all or any portion of any payments made to such Participant in respect of the Financial Award; provided, however, that the Compensation Committee may only seek such reimbursement in respect of payments of the Financial Award made to a Participant within the three-year period preceding the date that the Compensation Committee makes a determination that there has been misconduct or a gross dereliction of duty.

If the Compensation Committee determines, in its sole and absolute discretion, that calculations underlying the performance measures and targets, including but not limited to mistakes in the Company’s financial statements with respect to the Fiscal Year, were incorrect, then the Compensation Committee may, in its sole and absolute discretion, seek to recover the amount of any payment made to Participants that exceeded the amount that would have been paid based on the corrected calculations; provided, however, that the Compensation Committee may only seek to recover such amounts within the three-year period preceding the date that the Compensation Committee makes a determination that the calculations were incorrect.

To the extent not prohibited by applicable law, if a Participant is an officer of the Company, or, if applicable, has otherwise been designated by the Board of Directors as an “officer” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, the Board of Directors shall seek reimbursement of any payment made to such Participant in respect of the Financial Award in the event of a restatement of the Company’s (or any of its subsidiaries’) financial results (occurring due to material noncompliance with any financial reporting requirements under applicable securities laws) that reduced a previously granted payment made to such Participant in respect of the Financial Award. In that event, the Compensation Committee may, in its sole and absolute discretion, seek to recover the amount of any such payment made to the Participant that exceeded the amount that would have been paid based on the restated financial results.

If the Company subsequently determines that it is required by law to apply a “clawback” or alternate recoupment provision to the Financial Award, under the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, then such clawback or recoupment provision also shall apply to such Financial Award, as if it had been included on the effective date of this Plan.

To the extent not prohibited under applicable law, the Company, in its sole and absolute discretion, will have the right to set off (or cause to be set off) any amounts otherwise due to a Participant from the Company in satisfaction of any repayment obligation of such Participant hereunder, provided that any such amounts are exempt from, or set off in a manner intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

For the avoidance of doubt, the Company’s rights under this Section IX shall apply to Participants, without regard to whether any such Participant is currently providing, or previously provided, services to the Company as an employee.

X.    ADMINISTRATION

This Plan shall be administered by the Company’s Human Resources Department, subject to the control and supervision of the Chief Executive Officer and the Compensation Committee. In the event of a claim or dispute brought forth by a Participant (other than the Chief Executive Officer), the decision of the Chief Executive Officer as to the facts in the case and the meaning and intent of any provision of the Plan, or its application, shall be final, binding, and conclusive. In the event of a claim or dispute brought forth by the Chief Executive Officer, the decision of the Compensation Committee as to the facts in the case and the meaning and intent of any provision of the Plan, or its application, shall be final, binding, and conclusive.

XI.    NO EMPLOYMENT CONTRACT; FUTURE PLANS

Participation in this Plan shall not confer upon any Participant any right to continue in the employ of the Company nor interfere in any way with the right of the Company to terminate any Participant’s employment at any time. The Company is under no obligation to continue the Plan in future years. Participation in this Plan shall also supersede and eliminate any incentive bonus plan or other contractual bonus arrangement (including, without limitation, any sales commission, safety incentive, personal incentives and project incentives) that the Participant has or may have had by contract or otherwise, except as may be expressly provided in the acceptance document that such Participant executes.

XII.    AMENDMENT OR TERMINATION

The Compensation Committee may at any time, or from time to time, in its sole and absolute discretion, (a) amend, alter or modify the provisions of this Plan, (b) terminate this Plan, or (c) terminate the participation of an employee or group of employees in this Plan; provided, however, that in the event of the termination of this Plan or a termination of participation, the Compensation Committee, in its sole and absolute discretion, may determine that a prorated award is payable to employees who were Participants in this Plan under such terms and conditions as established by the Compensation Committee in its sole and absolute discretion.

XIII.    GENERAL PROVISIONS

A.    No rights of the Participants under this Plan shall be transferable or assignable by a Participant, either voluntarily or involuntarily by way of encumbrance, pledge, attachment, levy or charge of any nature (except as may be required by state or federal law).

B.    Nothing in the Plan shall require the Company to segregate or set aside any funds or other property for the purpose of paying any portion of an award. No Participant, beneficiary or other person shall have any right, title or interest in any amount awarded under the Plan prior to the payment of such award to him or her. A Participant’s rights to a Financial Award under this Plan are no greater than those of unsecured general creditors of the Company.

C.    By participating in the Plan, each Participant hereunder shall consent to the holding and processing of personal information provided by such Participant to the Company, any affiliate of the Company, trustee or third party service provider, for all purposes relating to the operation of the Plan. These include, but are not limited to: (i) administering and maintaining Participant records; (ii) providing information to the Company, its affiliates, trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan; (iii) providing information to future purchasers or merger partners of the Company or any of its affiliates, or the business in which the Participant works; and (iv) to the extent not prohibited by applicable law, transferring information about the Participant to any country or territory that may not provide the same protection for the information as the Participant’s home country.

D.    This Plan is governed by the laws of the State of New York and as such will be construed under and in accordance with the laws of the State of New York without regard to conflicts of law.

Chief Executive Officer	Date